EXHIBIT 99.2
Press Release
For further information, please contact:
Daniel R. Kadolph, Executive Vice President and Chief Financial Officer 708-450-6759
MIDWEST BANC HOLDINGS BOARD ELECTS NEW CHAIRMAN
MELROSE PARK, IL (December 14, 2007) — Midwest Banc Holdings, Inc. (NASDAQ: MBHI) today announced the resignation of E.V. Silveri as Chairman of the Board and Chairman of Midwest Bank and Trust Company effective January 1, 2008. The directors acted upon Mr. Silveri’s recommendation to name Homer J. Livingston, Jr. as successor. The Board of Directors asked Mr. Silveri to continue to serve as a director for an additional one year term following the May 2008 Annual Meeting. Mr. Silveri has served as Chairman of the Company since 1983 and Chairman of the Bank since 1975.
“We have been very pleased with the contributions that Homer Livingston has made to the Board and as Chairman of our Corporate Governance and Nominating Committee since his initial election in May 2005. Homer’s banking, investment banking, and public company board experience are great assets that will complement our strategic growth plans and the leadership of our Chief Executive Officer, Jim Giancola, as Midwest Banc Holdings moves forward,” said Mr. Silveri, Chairman of the Board.
Mr. Livingston commented, “I look forward to the opportunity to work more closely with our Board and executive management team as we build a more profitable and larger financial institution. Gene Silveri has invested much time over the past 32 years as Chairman. Under his stewardship, the company has grown from approximately $75 million in 1975 to $3.7 billion today.”
Mr. Livingston formerly served as president and chief executive officer of the Chicago Stock Exchange and LaSalle National Bank. He also was the trustee of the Southern Pacific Railroad. In addition to the boards of the Chicago Stock Exchange, LaSalle National Bank and Southern Pacific Railroad, Mr. Livingston served on the boards of Great Lakes Dredge & Dock Corporation, EVEREN Securities, Inc., American National Can, and First Federal Savings and Loan Association of Chicago. His recent board service includes Evanston Northwestern Healthcare and Peoples Energy Corporation.
Midwest Banc Holdings, Inc., headquartered in Melrose Park, IL with approximately $3.7 billion in assets, provides a wide range of retail and commercial banking services, personal and corporate trust services, securities services and insurance brokerage services in the greater Chicago area. We have 29 banking offices and operate 32 ATMs. Our principal operating subsidiaries are Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc.

Information on our products and services and locations is available at www.midwestbanc.com.
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This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”